EXHIBIT 10.10

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR

LANCE O. DIEHL

THIS AGREEMENT, (this “Agreement”), is made and entered into this 15th day of April, 2003, by and between Columbia County Farmers National Bank, a Pennsylvania banking Institution having a place of business at 232 East Street, Bloomsburg, PA 17815, Pennsylvania (“Bank”), and Lance O. Diehl (“Executive”), an Individual residing at 379 Sunnyview Lane, Millville, PA 17846.

INTRODUCTION

Bank has entered into an Executive Employment Agreement with Executive, effective April 1, 2003. Under the terms of the Executive Employment Agreement, Executive will hold the position of Chief Executive Officer of Bank.

To encourage Executive to remain an employee of Bank, Bank is willing to provide to Executive with supplemental retirement benefits or to provide an endorsement split dollar from the three life Insurance policies on Executive’s life. Bank will pay the benefits and the life Insurance premiums from its general assets.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1 “Affiliate” means any company that controls, is controlled by, or is under common control with Bank. For this Agreement, company includes any bank, corporation, general or limited partnership, limited liability companies, association or similar organization, business trust, or any other trust.

1.2 ‘Cause” shall have the same meaning as set forth in Paragraph 11 (b) of the Executive Employment Agreement, said Paragraph being incorporated by reference herein.

1.3 “Change of Control” shall have the same meaning as set forth Paragraph 15 of In the Executive Employment Agreement, which Paragraph Is incorporated by reference herein.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by Bank providing for any of the transactions or events constituting a Change of Control as defined herein, and the agreement subsequently expires or Is terminated without the transaction or event being consummated, and (II)

Executive’s employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change of Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.4 “Disability” shall have that meaning as set forth in Paragraph 11 (b) of the Executive Employment Agreement, which Paragraph is incorporated by reference herein.

1.5 “Bank” or “Corporation” means Columbia County Farmers National Bank.

1.6 “Insured” means Lance O, Diehl.

1.7 “Insurer” means the Life Insurance Companies.

1.8 “policy” means Northwestern Mutual policy no. 16 321 715, Southland Life Ins. Co. policy no. 06 6002 6510, and Massachusetts Mutual policy no. 0051553.

1.9 “Net Death Proceeds” means the death proceeds of the Policy, in the aggregate amount as provided in the attached endorsements.

1.10 “Normal Retirement Age” means 60 years old.

1.11 “Code” means the Internal Revenue Code of 1986, as amended.

1.12 “Executive Employment Agreement” means the Executive Employment Agreement entered into between Bank and Insured, dated December 23, 2002, effective January 1, 2003.

1.13 “Vesting” means the accrual of the benefits over a period of time.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. if Executive terminates employment on or after the Normal Retirement Age for reasons other than death, Bank shall pay to Executive the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The benefit under this Section 2.1 is $90,000.00 per year.

2.1.2 Payment of Benefit. Bank shall pay the benefit to Executive on the first day of the month following the Executive’s birthday, commencing with the month following the month in which Executive reaches Normal Retirement Age and continuing for 15 years.

2.2 Early Termination Benefit. If Executive’s employment is terminated before the Normal Retirement Age absent a Change of Control and for reasons of Executive’s voluntary termination of employment, non-renewal of the Executive Employment Agreement, Disability, or if Bank terminates Executive’s employment for reasons other than for Cause, Bank shall pay to Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The Executive’s benefit under this Section 2.2 Is the amount accrued for the benefit set forth In Section 2,1, as calculated in accordance with GAAP and reflected In the accounting records of Bank, on the date of termination of Executive’s employment. The determination of the amount of this benefit by the Bank’s independent auditors shall be final, binding and conclusive on the parties.

2.2.2 Payment of Benefit. Bank shall pay, pro rata, the benefit to Executive on the first day of the month following Executive’s birthday, commencing with the month following the month in which Executive reaches Normal Retirement Age and continuing for 15 years.

2.3. Change of Control Benefit. if Executive is actively employed by Bank at the time of a Change of Control, Bank shall pay to Executive the benefit described in Section 2.1.

2.3.1. Payment of Benefit. Bank shall pay the benefit to Executive on the first day of the month following Executive’s birthday, commencing with the month following the month In which Executive reaches Normal Retirement Age and continuing for 15 years.

2.4. Exclusive Benefits. Any Lifetime Benefits paid under this Agreement are exclusive. If Lifetime Benefits are paid, no Death Benefits will be paid under this Agreement or the appended Endorsements.

2.5. Vesting Schedule. The Executive shall be subject to the following vesting schedule as to the retirement benefit.

Prior to 10 years	- 0%
After 10 years	- 50%
After 15 years	- 75%
After 20 years	- 100%

2.6 Change of Control. This Agreement shall be binding upon and Inure to the benefit of Bank, its successors and assigns, and Executive, Executive’s heirs, executors, administrators and legal representatives. Bank shall not merge or consolidate with any bank or other third party (“entity”), or reorganize, unless and until such succeeding or continuing entity agrees to assume and discharge the obligations of Bank under this Agreement.

Article 3

Death Benefits

3.1. Death Before Normal Retirement Age. If Executive dies while actively employed by Bank before reaching the Normal Retirement Age, Executive’s beneficiary shall receive from the Insurer the Endorsement Split Dollar benefit described in this Section 3.1.

3.1.1. Amount of Benefit. The benefit under Section 3.1 is a death benefit in the amount of SIX HUNDRED FORTY THOUSAND ($640,000.00) DOLLARS.

3.1.2. Payment of Benefit. The benefit shall be paid to the beneficiary by Insurer, as provided in the Policy and in the split agreement and as reflected in the beneficiary designation.

3.1.3. Death After Normal Retirement Age, But Before Receipt of Lifetime Benefits. if Executive dies after reaching the Normal Retirement Age, but before receiving any Lifetime Benefit payments under this Agreement, the death benefit identified In Section 3.1 shall be paid in accordance with Section 3.1.2. if such death benefit is paid, no Lifetime Benefits under this Agreement will be paid.

3.1.4. Death Following Normal Retirement Age, But After Receipt of Lifetime Benefit. In the event Executive Dies after Normal Retirement Age and after the Executive has begun to receive any Lifetime Benefits from Columbia County Farmers National Bank, Columbia County Farmers National Bank shall continue to pay those benefits, as provided in Article 2, and the Executive, Executive’s estate or beneficiaries shall have no right to receive a death benefit and the rights under the endorsements are terminated.

3.1.5. Death After Change of Control. if Executive dies following a Change of Control, but prior to the commencement of the Lifetime Benefit payments, provided Executive was actively employed at the time of the Change of Control, Executive’s beneficiary shall be paid the death benefit described in Section 3.1 In accordance with Section 3.1.2. If such death benefit is paid, no Lifetime Benefits under this Agreement will be paid.

3.1.6. Payment of Benefit. The benefit shall be paid to the beneficiary by insurer In accordance with Section 3.1.2.

3.2 Endorsement. All death benefits paid under this Agreement shall be in accordance with and as designated by the appended endorsement split dollar agreement.

Article 4

Policy Ownership/Interests

4.1. Bank Ownership. Bank is the sole owner of the Policy and shall have the right to exercise all Incidents of ownership. Bank shall be the beneficiary of the death proceeds of the Policy remaining after Executive’s Interest is determined according to Section 4.2 below.

4.2. Executive’s Interest. Subject to the provisions of Article 10, Executive shall have the right to designate the beneficiary of the Net Death Proceeds. Executive shall also have the right to elect and change settlement options that may be permitted.

4.3. Comparable Coverage. Upon execution of this Agreement, Bank shall maintain the Policy in full force and effect and in no event shall Bank amend, terminate or otherwise abrogate Executive’s Interest in the Policy, unless Bank replaces the Policy. with comparable Insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of Bank’s creditors.

4.4 Option to Purchase. Bank shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving Executive or Executive’s transferee the option to purchase the Policy for a period of 60 days from written notice of such Intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not apply if the Agreement has terminated pursuant to Article 9.

Article 5

Premiums

5.1 Premium Payment. Bank shall pay any premiums due on the Policy.

5.2 Imputed Income. Bank shall Impute Income to Executive in accordance with applicable Internal Revenue Service guidelines.

Article 6

Assignment

Executive may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. In the event Executive transfers all of the Executive’s Interest In the Policy, then all of Executive’s Interest in the Policy and In the Agreement shall be vested in Executive’s transferee, who shall be substituted as a party hereunder and Executive shall have no further interest In the Policy or in this Agreement.

Article 7

Insurer

The Insurer shall be bound only by the terms of the Policy, Any payments the Insurer makes or actions it takes In accordance with the Policy shall fully discharge It from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 8

Claims Procedure.

8.1 Claims Procedure. Bank shall notify any person or entity that makes a claim under this Agreement (the “Claimant”) In writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility for benefits or ineligibility for benefits under this Agreement, If Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial Is based, (3) a description of any additional Information or material necessary for the Claimant to perfect his or her claim, and a description of why It is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate Information as to the steps to be taken If the Claimant wishes to have the claim reviewed. if Bank determines that there are special circumstances requiring additional time to make a decision, Bank shall notify the Claimant of the special circumstances and the date by which a decision Is expected to be made, and may extend the time for up to an additional 90 days.

8.2 Review Procedure. if the Claimant is determined by Bank not to be eligible for benefits, or if the Claimant believes that he or she Is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by Bank by filing a petition for review with Bank within 60 days after receipt of the notice issued by Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her position to Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents, Bank shall notify the Claimant of its decision In writing within the 60-day period, stating specifically the basis of its decision, referencing the specific provisions of the Agreement on which the decision is based. if, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of Bank, but notice of this deferral shall be given to the Claimant.

Article 9

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by Bank and Executive, except as provided in Article 10.

Article 10

General Limitations

10.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, any benefit provided under this Agreement, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (If necessary) reduced to the extent necessary to avoid such excise tax Imposition or shall be forfeited to the extent the benefit would be prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency had not given written consent to pay pursuant to 12 C.F.R. §359.4. Upon written notice to Executive, together with calculations of Bank’s Independent auditors, Executive shall remit to Bank the amount of the reduction plus such interest as may be necessary to avoid the Imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive Is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

10.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the benefits provided under this Agreement shall be forfeited If Bank terminates Executive’s employment for Cause.

10.3 Removal. Notwithstanding any provision of this Agreement to the contrary, Bank shall not pay any benefit under this Agreement If Executive is subject to a final removal or prohibition order Issued by an appropriate federal banking pursuant to Section 8(e) of the Federal Deposit Insurance Act.

10.4 Forfeiture by Reason of Breach. Executive shall forfeit his right to any further benefits If Executive, without the prior written consent of Bank, violates any of the restrictions, covenants and undertakings set forth in Paragraphs 3, 7, 8 and 9 of the Executive Employment Agreement. Said Paragraphs are Incorporated by reference herein.

10.4.1 Judicial Remedies. in the event of a breach or threatened breach by Executive of any provision of the restrictions, covenants or undertakings incorporated by reference in Section 10.4, Executive recognizes the substantial and Immediate harm that a breach or threatened breach will Impose upon Bank or any of its subsidiaries or Affiliates, and further recognizes that in such event monetary damages may be inadequate to fully protect Bank or any of Its subsidiaries or Affiliates. Accordingly, in the event of a breach or threatened breach of this Agreement, Executive consents to Bank’s or any of its subsidiaries or Affiliates’ entitlement to such preliminary, Interlocutory, temporary or permanent Injunctive, or any other equitable relief, protecting and fully enforcing Bank’s or any of its subsidiaries or Affiliates’ rights hereunder and preventing Executive from further breaching any of his obligations set forth herein. Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that Bank or any of its subsidiaries or Affiliates post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting Bank or any of its subsidiaries or Affiliates from pursuing any other remedies available to Bank or any of Its subsidiaries or Affiliates at law or in equity for such breach or threatened breach, Including the recovery of damages from Executive. Executive expressly acknowledges and agrees that: (i) the restrictions, covenants and undertakings Incorporated in Section 10.4 are reasonable, In terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded Bank or any of its subsidiaries or Affiliates In Section 10.4 are necessary to protect its legitimate business Interest, (iii) the restrictions, covenants and undertakings incorporated in Section 10.4 will not be materially adverse to Executive’s employment with Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the day and year above written.

ATTEST:		COLUMBIA COUNTY FARMERS NATIONAL BANK

By:
SECRETARY		CHAIRMAN

WITNESS:

LANCE O. DIEHL

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR

LANCE O. DIEHL

THIS AMENDMENT, (this “Amendment”), is made and entered into this 2nd day of May, 2003, by and between Columbia County Farmers National Bank, a Pennsylvania banking institution having a place of business at 232 East Street, Bloomsburg, PA 17815, Pennsylvania (“Bank”), and Lance O. Diehl (“Executive”), an individual residing at 379 Sunnyview Lane, Millville, PA 17846.

INTRODUCTION

Bank has entered Into an Supplemental Executive Retirement Plan Agreement, (the “Agreement”), with Executive, effective April 1, 2003. Bank and Executive have agreed to modify the Agreement to provide for a revised schedule of vesting of benefits.

NOW THEREFORE, intending to be legally bound, the parties agree as follows:

1. Paragraph 2.5 of the Agreement Is hereby modified to provide for the following vesting schedule as to the retirement benefit, from the effective date of the Agreement.

Prior to 5 years	- 0%
After 5 years	- 25%
Each additional year of service
After 5 years	- 5% additional
After 20 years	- 100%

2. Except as modified herein, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered on the day and year above written.

ATTEST:		COLUMBIA COUNTY FARMERS NATIONAL BANK

By:
SECRETARY		CHAIRMAN

WITNESS:

LANCE O. DIEHL

1

EXHIBIT A-3

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENTS

The Supplemental Executive Retirement Plan Agreements are amended as set forth below, but only with respect to amounts that are deferred on or after January 1, 2005. Amounts that were deferred before January 1, 2005, which were fully earned and vested, will not be subject to these changes, but will continue to be administered in accordance with their original terms.

1. The definition of “Change of Control” is amended to provide that the term shall have the meaning set forth in Section 409A of the Internal Revenue Code of 1986 (the “Code”).

2. The definition of “Disability” is amended to provide that the term shall have the meaning set forth in Section 409A of the Code.

3. The section titled “Executive’s Interest” is amended to eliminate the Executive’s right to change settlement options once they have been elected.

4. Article 6, titled “Assignment”, is deleted.

COLUMBIA COUNTRY FARMERS NATIONAL BANK

By:

Executives